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EXHIBIT 10-C

                       NON-EXCLUSIVE DEVELOPMENT AGREEMENT

         THIS NON-EXCLUSIVE DEVELOPMENT AGREEMENT (the "Agreement") is made and entered into as of the ___ day of ________________, 2000, by and among BURGER KING CORPORATION, a company organized under the laws of the State of Florida, having its principal place of business at 17777 Old Cutler Road, Miami, Florida 33157 ("BKC"), BRAVOKILO, INC., a company organized under the laws of the State of _________, having its principal place of business at 4220 Edison Lakes Park, Mishawaka, Indiana 46545 (the "Developer"), and QUALITY DINING, INC., a company organized under the laws of the State of _____________ (the "Guarantor").

                                  INTRODUCTION

         A. BKC is the exclusive licensee of certain trademarks and service marks, including BURGER KING(R) and HOME OF THE WHOPPER(R). which are registered or pending with the United States Patent and Trademark Office, and BKC is the owner or exclusive licensee of other marks authorized for use in limited menu, quick service restaurants (the "Burger King Marks").

         B. BKC has developed a comprehensive restaurant format and operating system, including the Burger King Marks, a recognized design, equipment system, color scheme and style of building, signs, uniform standards, specifications and procedures of operation, quality and uniformity of products, and services offered and procedures for inventory control and management (the "Burger King System"), and BKC is engaged in the business of operating and granting franchises to operate limited menu, quick service restaurants using the Burger King System and the Burger King Marks ("Burger King Restaurants").

         C. The Developer recognizes the benefits to be derived from being identified with and franchised to operate Burger King Restaurants utilizing the Burger King System, the name BURGER KING, the Burger King Marks, and such other marks as may be authorized from time-to-time for use in connection with the Burger King System.

         D. The Developer acknowledges that it is entering into this Agreement after having made an independent investigation of BKC's operations and not upon any representation as to the profits and/or sales volumes which it might be expected to realize, nor upon any representations or promises made by BKC or any person on their behalf which are not contained in this Agreement. Developer hereby acknowledges that it received BKC's Uniform Franchise Offering Circular ("UFOC") no later than ten (10) days prior to the execution of this Agreement.

         E. The Guarantor owns 100% of the shares of the Developer.

         F. During the Term of this Agreement (as defined below), the Developer desires to be granted the right to develop and be franchised to operate twelve
(12) Burger King Restaurants within the areas described on Exhibit "A" hereto (hereinafter referred to as the "Development Area").

         In consideration of the mutual undertakings and covenants contained in this Agreement


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and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                ARTICLE I: GRANT

         1.1 Non-Exclusive Rights. Subject to the terms and conditions of this Agreement, the Developer is hereby granted the non-exclusive right to search for potential Burger King Restaurant sites within the Development Area and, subject also to Developer meeting all of BKC's requirements, the right to develop and be franchised to operate Burger King Restaurants within the Development Area upon the terms and conditions of this Agreement and the franchise agreements which shall be entered into for each Burger King Restaurant. For purposes of this
Section 1.1 and this Agreement generally, the terms "Burger King Restaurant" and "Burger King Restaurants" shall include kiosks, in-line mall and office building units, co-branded units, double drive-thru/limited seating units, mobile units, traditional freestanding Burger King restaurants. Provided, however, that only those Burger King Restaurants described in Section 3.4 below shall count against the Developer's development obligations under Article III of this Agreement.

         1.2 Exceptions.

                  1.2.1 U.S. Military Establishments. Specifically excluded from the rights set forth in Section 1.1 above are any existing or hereafter established possible U.S. military establishments, including their adjacent housing areas and support areas. Developer acknowledges that BKC has no control over or ability to stop development of Burger King Restaurants on existing or hereafter established U.S. military establishments, and Developer hereby releases BKC and its directors, officers, parent, subsidiaries, affiliates, employees, successors, and assigns from all claims or liability relating to the existence or opening of a Burger King Restaurant on any U.S. military establishment, including without limitation any claim of encroachment or breach of existing or future franchise agreements, from the date of this Agreement forward.

                  1.2.2 Institutional Locations.

                           (a) Specifically excluded from the rights set forth
in Section 1.1 above are any existing or hereafter established "Institutional Locations" (as that term is defined in subsection (b) below). The Developer hereby releases BKC and its directors, officers, parents, subsidiaries, affiliates, employees, successors, and assigns from all claims and liability relating to the existence or opening of a Burger King Restaurant in such Institutional Locations, including without limitation, any claim of encroachment or breach of existing or future franchise agreements, from the date of this Agreement forward.

                           (b) "Institutional Locations" shall mean, without
limitation, public buildings, turnpikes, toll roads, food courts in shopping malls, hotels, bus and railway stations, schools, universities, hospitals, stadiums, airports, train stations and factories.

         1.3 Existing Approvals/Locations. This Agreement is not intended to and does not diminish any rights or approvals previously granted by BKC to any franchisees of BKC, their successors or assigns, or other persons or entities, whether granted by franchise agreement, development agreement, target reservation agreement ("TRA"), letter of intent or other written communication or agreement of any kind. If BKC has previously granted to any other person or entity a right of approval to open a Burger King Restaurant within the Development Area, such grant of right or approval shall remain unaffected by this Agreement. Exhibit "B" sets forth a list of TRAs granted by BKC to franchisees other than the Developer for Target Locations (as


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defined below) within the Development Area prior to the date hereof. Further, this Agreement shall not affect the ability of BKC or its franchisees to continue to operate existing Burger King Restaurants, nor shall it affect or prevent BKC, in BKC's sole discretion, from issuing a grant of the right to continue such operations at the end of the term of an existing agreement. Further, this Agreement shall not affect the right of BKC to allow a franchisee or other person or entity to complete development of a Burger King Restaurant at a location for which approval was granted by BKC prior to the date of this Agreement.

         1.4 No Territorial or Other Rights. The non-exclusive development rights granted pursuant to this Agreement are for the Development Area only, and the Developer acknowledges and agrees that: (a) BKC has the absolute and unconditional right to directly or indirectly develop, establish, license and/or approve one or more franchisees to develop Burger King Restaurants both within and outside of the Development Area; and (b) the Developer has no exclusive area, market or territorial rights with respect to the development of Burger King Restaurants within or outside of the Development Area, either express or implied. The Developer acknowledges that BKC intends to issue TRAs to another franchisee in the Development Area for the following Target Locations: (i) Scott Road & Illinois Road in Ft. Wayne, Indiana; and (ii) Maysville Road & Stellhorn Road in Ft. Wayne, Indiana. If BKC terminates either of the TRAs, or if either agreement expires in accordance with its terms (after expiration of any and all cure periods, as determined by BKC), the Target Locations will become available for development by the Developer.

         1.5 Boundary of Development Area. In the event of conflict or confusion as to the exact boundaries of the Development Area, BKC's sole and absolute discretion shall control.

                                   ARTICLE II
                                      TERM

         2.1 Term. The term of this Agreement (the "Term") shall commence upon October 1, 2000. Unless terminated earlier as provided in Article VII hereof, the Term and all of the rights granted by this Agreement shall expire on JUNE 30, 2004. The Developer has no right to any extension or renewal to the Term.

                                   ARTICLE III
                      ANNUAL MEETING; DEVELOPMENT SCHEDULE

         3.1 Annual Meeting. During the Term, BKC and the Developer shall meet prior to June 30th of each year to agree upon the potential Target Locations (as defined below) for the Burger King Restaurants to be developed during the next Fiscal Year (being July 1 through June 30 of each calendar year) in accordance with the procedures described in Article IV and the Development Schedule referred to in Section 3.3 below (the "Annual Meeting"). At the Annual Meeting, BKC and the Developer shall identify more Target Locations than the number of Development Units required to be developed during the next Fiscal Year under the Development Schedule so that the Developer shall have an inventory of Target Locations for development. No later than 60 days after the Annual Meeting, the Developer shall submit a completed and signed franchise application, capitalization plan, management commitment form and such other information as BKC has requested or may request for the Target Locations to be developed during the next Fiscal Year (the "Annual Target Locations"). Following the Annual Meeting, BKC shall give notice to all BKC-operated restaurant managers and Franchisees who may be affected by the development of Restaurants at the Annual Target Locations in accordance with BKC's standard development procedures. A "Target Location" is defined as a


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specific place with clear, describable boundaries that may be designated by an actual property description or address.

         3.2 Quarterly Updates; Replacement Target Locations. The Developer shall provide BKC with quarterly updates to identify the specific Target Locations currently scheduled for development, as well as the projected dates for obtaining Site Approval (as defined below) and the restaurant opening dates. Within thirty (30) days of the issuance of Construction Approval (as defined below) for a Target Location, Developer may propose a new Target Location to replace the Target Location of the Restaurant under construction (the "Replacement Target Location"). Any such Replacement Target Location is subject to BKC's approval.

         3.3 Development Schedule. Developer agrees to take all commercially reasonable action to develop and open for business a minimum of twelve (12) "Development Units" (as defined in Section 3.4 below) during the Term and within the Development Area in strict accordance with the development schedule set forth in Exhibit "C" attached hereto (the "Development Schedule").

         3.4 Development Units. The term "Development Unit" is defined on Exhibit "C" to this Agreement. Moreover, only the opening of a new Burger King Restaurant in one of the forms set forth on Exhibit "C" hereto will be applied against the Developer's obligations under this Article III. The purchase of existing Burger King Restaurants will not count against the Developer's development obligations under this Article III.

         3.5 Acceleration. The Developer is free to develop the Development Units within the Development Area at a faster rate than that outlined above, provided that each Development Unit is developed in accordance with the "Site Approval" and "Construction Approval" procedures described in Article IV of this Agreement. If in any one or more periods, the total number of new Development Units opened falls short of the number of required for such period or periods but the total number of new Development Units opened prior to and during that period and operating at the end of that period is equal to or exceeds the required total for the period from the start of the Development Schedule to the end of that period, the Developer shall have complied with its obligation.

         3.6 Strict Adherence. Strict adherence to each and every one of the above requirements is the essence of this Agreement. Failure to adhere to any of the above requirements may result in the termination of this Agreement pursuant to Section 7.1(b) below.

         3.7 Time of the Essence. Developer agrees that time is of the essence with respect to its obligations under this Agreement.

         3.8 Force Majeure. Notwithstanding the foregoing, if delay in meeting the Development Schedule or any of the Opening Dates is caused by acts of God, labor strikes, or civil unrest, war or embargo, or by failure to obtain zoning approval or other permits necessary to the construction or occupancy of a Restaurant, or by a problem or condition that impacts the Burger King System as a whole, then Developer shall notify BKC accordingly and BKC after an examination of the facts shall allow a reasonably necessary extension to the required Opening Date for the Burger King Restaurant in question, provided, however, that in the event that the reasonably necessary extension exceeds 180 days, BKC shall have the right to terminate this Agreement by giving written notice of termination to Developer, whereupon this Agreement shall automatically terminate, without liability to either party hereto, it being understood that termination is BKC's sole remedy under this Section 3.8.


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                                   ARTICLE IV
                              DEVELOPMENT PROCEDURE

         4.1 Nature of Agreement. The Developer understands and agrees that this Agreement is not a franchise for the operation of Burger King Restaurants, but rather this Agreement is intended by the parties to set forth the terms and conditions which, if fully satisfied, would entitle the Developer to individual franchises for each Burger King Restaurant to be developed and opened under this Agreement.

         4.2 Application. Within thirty (30) days after each Annual Meeting, Developer agrees to submit to BKC a completed and signed Franchise Application, Capitalization Plan, Management Commitment Form and such other information as BKC has requested or may request (collectively, the "Application") for each Burger King Restaurant to be developed during the next Fiscal Year.

         4.3 Expansion Approval Procedure. Developer agrees to (a) obtain and maintain "Franchise Approval" (as defined in Section 4.3.1 below) at all times during the Term of this Agreement; (b) obtain Site Approval (as defined in Section 4.3.2 below) from BKC, for each Burger King Restaurant to be developed pursuant to this Agreement; and (c) obtain Construction Approval (as defined in Section 4.3.3 below) from BKC for the Burger King Restaurants to be developed pursuant to this Agreement, all in accordance with BKC's then-current criteria and procedures for Franchise Approval, Site Approval and Construction Approval (collectively, "Expansion Approval").

                  4.3.1 Franchise Approval Criteria. Notwithstanding any provision in this Agreement to the contrary, the Developer understands and agrees that, as a condition to the granting of a franchise to operate a Burger King Restaurant, Developer must obtain from BKC at the time of Application, and maintain throughout the Term, franchise approval ("Franchise Approval") by meeting, and continuing to meet, in the sole discretion of BKC, all of BKC's then current "operational," "financial," "legal," "development" and other criteria and conditions for development, including, but not limited to, any conditions included in BKC's approval letter (the "Franchise Approval Criteria"). The terms "operational," "financial," "legal" and "development" as used above and elsewhere in this Agreement shall include, without limitation, the following:

                           (a) Operational Approval. The Developer must operate
and conduct the business of each of its existing Burger King Restaurants in accordance with the terms and conditions of this Agreement, the provisions of the respective franchise agreements, and the standards, specifications and procedures set forth and described in the Manual of Operating Data, as amended, including the maintenance of the interior and exterior of the Burger King Restaurants to reflect the required Burger King image. The Developer understands that changes in said standards, specifications and procedures may become necessary from time to time. The Developer agrees to accept as reasonable said changes, and the Developer further agrees that it is within BKC's sole and absolute discretion, to make said changes. As a condition precedent to being permitted to open a Burger King Restaurant, the Developer must designate a Restaurant Manager and, as applicable, an Operating Partner or Managing Director, and a Managing Owner unless BKC otherwise agrees, who have successfully completed BKC's then-current training program and who have been approved by BKC to operate a Burger King Restaurant. If it is necessary for any such person to attend a training program to satisfy this condition, then the Developer shall be responsible for all travel and living


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expenses, compensation of and worker's compensation insurance for Developer and
Developer's employees, and any other personal expenses associated with the training program. BKC will evaluate the performance and qualifications of all persons in a training program throughout the training program, and BKC reserves the right to terminate any person's participation in a training program. Developer is not entitled to receive from BKC any reimbursement of expenses related to the training, or any compensation, salary or wages as a result of BKC's termination of any person from a training program. The terms "Operating Partner," "Managing Director," and "Managing Owner" shall have the same meanings ascribed to them in BKC's current UFOC.

                           (b) Financial Approval. Developer must be current in
all monetary obligations owed to BKC and its affiliates. Developer must also submit to BKC a certified financial statement (balance sheet and profit and loss statement) for Developer's latest fiscal year (and interim statements if fiscal year statements are more than nine months old), a current financial statement for Developer and its affiliates, third party confirmations and, if Developer is a corporation or partnership, personal financial statements for any individuals holding a material interest in Developer. Developer acknowledges that the ratios and other criteria required by BKC in connection with financial approval may be amended from time to time in BKC's sole and absolute discretion.

                           (c) Legal Approval. The Developer must be organized
consistent with BKC's requirements and must submit to BKC in a timely manner as requested all standard form information and documents reasonably requested by BKC prior to and as a basis for the issuance and consummation of an individual franchise. The Developer also must take such additional action as may be requested by BKC from time to time consistent with this Agreement, the Franchise Agreements and the legal relationships contemplated therein, must be in compliance with all obligations under all agreements with BKC and its affiliates, must have no pending development objections not subject to the applicable BKC Procedures for Resolving Development Disputes and must have no other unresolved disputes or claims against BKC.

                           (d) Development Approval. The Developer must at all
times follow and comply with all BKC policies, processes, and procedures for development of a Burger King Restaurant.

                  4.3.2 Failure to Meet or Maintain Criteria. BKC may refuse to grant Expansion Approval and/or withdraw any existing or previously-granted Expansion Approval if, at any time during the term of this Agreement, the Developer fails to meet the Franchise Approval Criteria. Such refusal and/or withdrawal shall not extend, modify or reduce the requirements under the Development Schedule. Notwithstanding the foregoing, BKC shall not withdraw an Expansion Approval under this Agreement for any Development Unit hereunder if the Developer has (a) obtained Site Approval and (b) made a binding commitment for the acquisition of an approved site within the Development Area. BKC agrees to give the Developer written notice of Developer's failure to meet the Franchise Approval Criteria (a "Disapproval Notice"). A Disapproval Notice shall not also be a notice of default under Article VI below unless BKC specifically so states.

         4.4 Site Approval.

              (a) After obtaining Franchise Approval, the Developer shall apply for and obtain site approval for any site on which the Developer proposes to construct a Burger King Restaurant under this Agreement from BKC in accordance with BKC's standard site approval


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procedures ("Site Approval"). Site Approval is a prerequisite to authorization by the Developer to construct a Burger King Restaurant at a particular location. The Developer shall commence the Site Approval process by completing and submitting to BKC a then-current form of BKC's "Site Acquisition Package" with a request for BKC Site Approval. The Developer must allow BKC a reasonable time, and in no event less than fifteen (15) days, in which to review and consider Developer's request for Site Approval. The Developer acknowledges that Site Approval can be granted only by means of a written approval duly executed by an authorized representative of BKC and no other approval, whether oral or written, shall be effective or binding on BKC. The Developer shall not, except at the Developer's own risk, enter into any legally binding commitments with vendors or lessors of potential site property until BKC has given Site Approval in writing. BKC may, as a part of reviewing a Site Acquisition Package, require Developer to bear the cost of a Sales Transfer Study to be performed by an independent vendor, the results of which may be considered by BKC prior to making a final decision with regard to a proposed restaurant location.

              (b) Without limiting any of the foregoing, Developer acknowledges that BKC may, in its sole discretion, deny Site Approval for any site if, for any reason, the site does not meet BKC's criteria for Site Approval. If BKC believes in its sole and absolute discretion that development of a Burger King Restaurant at the site proposed by Developer will have a material and unreasonable impact upon sales to or at an existing Burger King Restaurant, BKC may, at its sole discretion, deny Site Approval or condition Site Approval on the Developer's agreement to contribute to the costs of resolving any development dispute, including attorneys' fees, amounts paid to settle the dispute, and any compensation awarded. Any such contribution from the Developer would be negotiated by the parties prior to developing the site and executing the franchise agreement. Developer agrees to participate and cooperate in any mediation or arbitration conducted pursuant to the BKC Procedures for Resolving Development Disputes in the event an objection is received by BKC from an objecting franchisee in connection with the development of Developer's site.

              (c) BKC shall evidence Site Approval with the issuance of a Site Approval Memo, which, among other things, shall set forth the specific Target Location and the agreed upon Opening Date for the Burger King Restaurant. The Site Approval Memo, when issued and executed by the Developer, shall constitute an amendment to the Development Schedule.

         4.5 Construction Approval. After obtaining Site Approval, the following requirements relating to site acquisition and construction shall apply:

              (a) On a site to be developed by Developer directly ("DTL Basis"), Developer Assumes all responsibility for locating, acquiring and developing the real estate site and for construction of the Burger King Restaurant to be developed, at no cost, liability or expense to BKC. If Developer acquires a leasehold interest in the site, Developer's lease shall be for a term extending at least through the then current term of the franchise agreement applicable to the site.

              (b) Any Burger King Restaurant shall be constructed in a manner authorized and approved by BKC and equipped and furnished in accordance with BKC approved plans and specifications. BKC will make available to Developer for its information BKC's standard plans and specifications for freestanding Burger King Restaurants. Unless BKC otherwise agrees, the Developer shall construct all of the Restaurants in accordance with the latest approved Current Image for Burger King Restaurants. If Developer requires architectural and engineering services, then Developer will contract for those services independently at its own expense.


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Developer shall, as a condition precedent to the development of a Burger King
Restaurant, obtain from BKC prior written architectural and design approval of Developer's plans ("Construction Approval"). BKC shall determine the type of facility, site layout, and equipment configuration for the restaurant to be developed hereunder, including the building design, style, size and interior decor, as well as the type of equipment, service format and equipment arrangement for any restaurant, which may be changed, amended, or modified by BKC from time to time. The above notwithstanding, Developer shall be responsible for constructing the restaurant in accordance with all federal, state and locate statutes, laws, regulations and codes.

         4.6 No Franchise Without Site Approval. Nothing in this Agreement shall be construed as obligating BKC to grant a franchise agreement for any site which has not been approved or in a case in which the completed building does not conform to plans and specifications approved by BKC.

         4.7 No Representation Regarding Site. Developer agrees that BKC's approval of any site or BKC's approval of any specifications or other matters relating to the development of a restaurant does not amount to a representation or warranty relating directly or indirectly to the success or viability of the Burger King Restaurant. Developer shall not rely upon any warranty, representation or advice that may be given by any person by or on behalf of BKC directly or indirectly relating to the success or viability of the Burger King Restaurant, unless such representation, warranty or advice is given in writing by a member of the board of directors of BKC.

                                    ARTICLE V
                     FEES, DEPOSITS AND FRANCHISE AGREEMENTS

         5.1 Franchise Fee Deposit. The Developer shall be required to pay to BKC an amount equal to Five Thousand and No/100 Dollars ($5,000.00), multiplied by the number of Development Units identified on Exhibit "C" attached hereto (the "Franchise Fee Deposit"). The aggregate amount of the Franchisee Fee Deposit shall be equal to Sixty Thousand and No/100 Dollars ($60,000.00), and said aggregate amount shall be paid by Developer to BKC upon execution of this Agreement.

         5.2 Franchise Fee. Upon the execution of each franchise agreement covering a new Burger King Restaurant to be opened during the Term of this Agreement, Developer shall also pay to BKC the then current franchise fee being charged by BKC as provided in the UFOC for new franchise agreements for similar types of Burger King Restaurants in the United States (the "Franchise Fee").

         5.3 Credit Against Franchise Fee. Notwithstanding the foregoing, upon the execution of the franchise agreement and the opening of a Development Unit pursuant to this Agreement, Developer shall be entitled to a credit against the Franchise Fee due for each new Development Unit opened during the Term in the amount of the Franchise Fee Deposit previously paid to BKC with respect to such restaurant, if applicable (the "Credit"); provided however, that the aggregate amount of the Credit shall not exceed the aggregate amount of the Franchise Fee Deposit collected by BKC pursuant to Section 5.1 above.

         5.4 Sales Transfer Study. As previously discussed in Section 4.4, Developer may bear the nonrefundable cost of a Sales Transfer Study in connection with the submission of a Site Acquisition Package.


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         5.5 Franchise Agreement. Developer agrees to sign (and, to the extent applicable, as may be required by BKC, have its Managing Owner and additional Owners sign) and return to BKC, no less than ten (10) days prior to the opening of the Burger King Restaurant, the then-current form of BKC franchise agreement (the "Franchise Agreement"), and Lease, if applicable, and Guarantee, Indemnification and Acknowledgment Agreement, if applicable, together with the appropriate Franchise Fee, less any Franchise Fee Deposit paid to BKC pursuant to Section 5.1 of this Agreement. BKC will use its best efforts to send the Franchise Agreement (and Lease, if applicable) to Developer fifteen (15) to forty-five (45) days before the opening date of each Burger King Restaurant to be developed hereunder. Developer agrees that the Burger King Restaurant shall not be opened prior to the execution of a Franchise Agreement (and Lease, if applicable) and payment of the Franchise Fee and any other obligations owed by Developer to BKC. Developer understands and agrees that the Franchise Agreement will obligate Developer to, among other things, pay BKC monthly royalties and advertising contributions.

                                   ARTICLE VI
                               INVESTMENT SPENDING

         During the Term, Developer agrees to expend a minimum of one-half of one percent (0.5%) of the Gross Sales at each of Developer's Restaurants located within the Development Area on local marketing initiatives approved by BKC's local marketing manager. Developer further agrees that these funds shall be applied toward the purchase of broadcast media and point-of-purchase material in support of broadcast media.

                                   ARTICLE VII
                                     DEFAULT

         7.1 Events of Default. Each of the following events shall constitute a material event of default under this Agreement (individually, an "Event of Default," and collectively, the "Events of Default"):

              (a) The Developer fails at any time during the Term of this Agreement to meet, maintain and satisfy fully the Franchise Approval Criteria requirements set forth in Article IV, whether for the purpose of seeking or maintaining Expansion Approval or in the day to day operation of Developer's existing Burger King Restaurant(s).

              (b) The Developer fails to adhere to the Development Schedule in accordance with Article III and Exhibit "B" of this Agreement.

              (c) The Developer fails to obtain Site Approval, Construction Approval or any other approval required from BKC prior to the commencement of construction.

              (d) The Developer fails to pay any amount when due under this Agreement.

              (e) Except as permitted by Article IX of this Agreement, the Developer assigns, encumbers, transfers, sub-licenses or otherwise disposes of, or attempts to assign, transfer, encumber, or otherwise dispose of this Agreement in whole or in part.

              (f) Dissolution, termination of existence, insolvency or business failure of


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              either the Developer or the Guarantor, or the appointment of a custodian or receiver of any part of the property of the Developer or the Guarantor, or a trust mortgage or an assignment for the benefit of creditors by either the Developer or the Guarantor; or the recording or existence of any lien for past due taxes, or the commencement by or against either the Developer or the Guarantor of any proceeding under any bankruptcy or insolvency laws; or service on BKC of any writ, summons or process designed to affect any account or property of either the Developer or the Guarantor, any of which is not released, dismissed, discharged, bonded or otherwise adequately reserved against within thirty (30) days.

              (g) The Developer opens a Burger King Restaurant without Franchise Approval, Site Approval, Construction Approval, payment of all Franchise Fees and other fees or execution of all required agreements and documents; or Developer opens a Burger King Restaurant without having a designated restaurant manager, the Operating Partner or, if applicable, the Managing Director and the Managing Owner (unless otherwise agreed by BKC), complete the training program required by Section 4.3.1(a) of this Agreement.

              (h) If the Developer or the Guarantor challenges the validity of any of the Burger King Marks or other trademarks or names, copyrights or other intellectual property rights of BKC.

              (i) Any equity interest in Developer (if Developer is an entity) which is restricted as to transfer and/or encumbrance under the Guidelines, including the interest of the Managing Owner, is assigned, transferred or otherwise encumbered without the prior written consent of BKC, which consent may be withheld by BKC in its sole discretion.

              (j) The information contained in the Application is false or misleading or omits a material fact.

              (k) The Developer or Guarantor fails to comply with any of the other terms, provisions or conditions of this Agreement.

              (l) The Developer, the Operating Partner, any Owner (as defined in the Guidelines) or the Guarantor fails to comply with the provisions of any Franchise Agreement, lease or any other obligation owed to BKC and fails to cure such default within any applicable cure period.

              (m) BKC fails to comply with any of its material obligations under this Agreement.

         7.2 Default Cure Provisions

                  7.2.1 Upon the occurrence of an Event of Default under Sections 7.1(a), 7.1 (d), 7.1(e), 7.1(i), 7.1(k), or 7.1(m) of this Agreement, the breaching party shall have sixty (60) days from receipt of notice from the non-breaching party to cure such Event of Default.

                  7.2.2 Upon the occurrence of an Event of Default under Section 7.1(b), Developer shall have thirty (30) days from receipt of notice from BKC to cure such Event of

Default by agreeing to pay Additional Royalties (as defined below) with respect to any Burger King Restaurant that Developer fails to open in accordance with the Development Schedule (the "Unopened Restaurant") until the opening of the Unopened Restaurant; provided, however, that if Developer fails to develop and open the Unopened Restaurant within six (6) months of the applicable date set forth in the Development Schedule (the "Scheduled Opening Date"), BKC may, at its option, terminate this Agreement upon written notice to Developer, and Developer shall have no further opportunity to cure. "Additional Royalties" shall mean an amount equal to 4.0% of the average per restaurant Gross Sales of Burger King Restaurants in the Chicago ADI for the 12-month period ending on the Scheduled Opening Date, divided by 365 and multiplied by the number of days calculated from the Scheduled Opening Date until the actual Opening Date, payable monthly in arrears by the 10th day of each month. Additional Royalties for each Unopened Restaurant shall be imposed for each month (or portion thereof) until Developer opens the Unopened Restaurant. To illustrate, assume that Developer fails to open one (1) Restaurant by the Scheduled Opening Date but opens the Restaurant 45 days after the Scheduled Opening Date. If the average per restaurant Gross Sales of Burger King Restaurants in the Chicago ADI for the 12-month period ending on the Scheduled Opening Date is $1,000,000, then Developer would be required to pay Additional Royalties in the amount of $4,931.50 ($1,000,000 x .04 divided by 365, multiplied by 45). If Developer fails to pay Additional Royalties to BKC when due hereunder, and such failure continues for a period of five (5) days after receipt of written notice from BKC, BKC may, at its option, terminate this Agreement upon written notice to Developer, and Developer shall have no further opportunity to cure. In the event that Developer challenges the applicability or efficacy of the Additional Royalties, or if payment of Additional Royalties is held to be void or unenforceable for any reason, BKC shall be entitled to any and all other damages and remedies otherwise provided herein, at law or in equity, plus attorneys' fees and costs. The parties agree that the amount of the Additional Royalties is reasonable under the circumstances, it being extremely difficult to determine the actual amount of damages that BKC would suffer from an Event of Default under Section 7.1(b) of this Agreement.

                  7.2.3 An Event of Default under Section 7.1(j) of this Agreement is non-curable and upon the occurrence of either such Event of Default, BKC may terminate this Agreement by giving written notice of termination to Developer.

                  7.2.4 Upon the occurrence of an Event of Default under Section 7.1(c) 7.1(g) or 7.1(l) , Developer shall have ten (10) days from receipt of notice from BKC to cure such Event of Default.

                  7.2.5 Upon the occurrence of an Event of Default under Section 7.1(h) of this Agreement, Developer shall have two (2) days from receipt of notice from BKC to cure such Event of Default.

         7.3 BKC Remedies. Upon the occurrence of an Event of Default under Sections 7.1(a) through 7.1(l), and the failure of the Developer to cure such default within the applicable cure period set forth above (if any), BKC may, at its sole discretion, terminate this Agreement by giving written notice of termination to Developer, whereupon all the rights granted to the Developer under this Agreement shall terminate automatically and without further notice or action by BKC; provided, however, this Agreement shall not terminate with respect to any Development Unit for which Developer has been granted Site Approval under this Agreement and the Event of Default is one under Section 7.1(a).

         7.4 Developer Remedies. Upon the occurrence of an Event of Default under

Section 7.1(m), the Developer may, at its sole discretion, deliver written notice to BKC that this Agreement is thereby immediately terminated.

         7.5 Effect of Termination.

                  7.5.1 By BKC. Upon termination of this Agreement due to an Event of Default under Section 7.1(a) through 7.1(l) above, all Franchise Fee Deposits shall be retained by BKC, all rights and obligations of each party arising or due under this Agreement after the date of termination shall be canceled, and neither party shall owe any continuing duty or obligation to the other under this Agreement; provided, however, that nothing contained in this
Section 7.5.1 or elsewhere in this Agreement shall affect or modify the rights and obligations of the parties under any existing Franchise Agreement or other agreement and the Developer shall not be entitled to any further credits as provided in Sections 5.3 above.

                  7.5.2 By Developer. Upon termination of this Agreement due to an Event of Default under Section 7.1(m) above, prior to the granting of Site Approval under this Agreement, the Developer shall have as its sole and exclusive remedy the right to a refund of the balance of the Franchisee Fee Deposit held by BKC not otherwise credited by BKC under any Franchise Fee due upon previously executed Franchise Agreements, and a refund of any Lease Deposit which it has paid to BKC pursuant to a Deposit Agreement. Upon the termination of this Agreement due to an Event of Default under Section 7.1(m) above, after the granting of Site Approval under this Agreement, Developer shall have all remedies available to it in law and equity based upon breach of contract.

                  7.5.3 BKC's Right to Develop. Upon termination of this Agreement, whether resulting from an Event of Default under Sections 7.1(a) through (l) or from expiration of the Term of this Agreement, BKC shall have the unrestricted right to develop and operate, or establish, approve or license others to develop and operate Burger King Restaurants within the Development Area.

                                  ARTICLE VIII
                               SECRECY OF PROPERTY

         The Developer shall at all times, both during the Term of this Agreement and following the termination of this Agreement, maintain in strict confidence BKC's operational manuals, marketing information and methods, and all information and knowledge relating to the methods of operating and the functional know-how relating to Burger King Restaurants revealed by BKC to Developer. Neither party shall disclose proprietary information of the other party to any third party or use or permit any third party to use this proprietary information or any part thereof for any purpose whatsoever, except that during the Term of this Agreement or any Franchise Agreement executed pursuant to this Agreement, Developer may disclose to Developer's employees such proprietary information as may be necessary for carrying out Developer's obligations under this Agreement or the Franchise Agreement and for the operation of licensed Burger King Restaurants. The restrictions contained in this Article VIII shall cease to apply to any information which is or comes within the public domain except where this results from a breach of this Article.

                                   ARTICLE IX
                             ASSIGNMENT AND TRANSFER

         9.1 Transfer of Interest by Developer. BKC is relying on Developer's management and financial expertise in granting the rights contained in this Agreement. Accordingly, this

Agreement and the rights granted to Developer may not be assigned, transferred, whether directly or indirectly, or by operation of law, or encumbered by Developer in whole or in part, nor shall Developer have any right to sub-license any of the rights granted under this Agreement. Notwithstanding the foregoing, Developer may assign this Agreement, with the prior written consent of BKC, to an approved corporation or other entity, the stock or other securities of which are wholly owned by Developer or Guarantor. BKC may impose reasonable conditions on the assignment, including without limitation, (i) those set forth in the Burger King Restaurant Franchise Agreements for Individuals or Entities, as the case may be, and as described in BKC's UFOC and (ii) the subsequent sale, transfer, assignment or issuance of shares of stock or other securities of any such corporation or other entity shall be subject to BKC's approval, and shall be in compliance with the Guidelines for the Preparation of Corporate Governing Instruments and, if applicable, the Guidelines.

         9.2 Transfer of Interest by BKC. BKC may assign this Agreement, in whole or in part, at any time in its sole discretion.

                                    ARTICLE X
                                 INDEMNIFICATION

         Developer is responsible for all losses, damages and/or contractual liabilities to third parties arising out of or relating to any of the obligations, undertakings, promises and representations of Developer under this Agreement, and for all claims or demands for damages to property or for injury, illness or death of persons directly or indirectly resulting therefrom. Developer agrees to defend, indemnify and save BKC and BKC's officers, directors, agents, employees, attorneys, accountants, subsidiaries, affiliates and parent company harmless of, from and with respect to any such claims, demands, losses, obligations, costs, expenses, liabilities, debts or damages (including, without limitation, reasonable attorney's fees). BKC shall notify Developer of any such claims, and Developer shall be given the opportunity to assume the defense of the matter. If Developer fails to assume the defense, BKC may defend the action in the manner it deems appropriate, and Developer shall pay to BKC all costs, including attorney fees, incurred by BKC in effecting such defense. BKC's right to indemnity under this Agreement shall arise and be valid notwithstanding that joint or concurrent liability may be imposed on BKC by statute, ordinance, regulation or other law.

                                   ARTICLE XI
                          REPRESENTATIONS AND COVENANTS

         11.1 Developer's Representations and Covenants.

                  11.1.1 Non-Contravention. This Agreement is a valid and binding obligation of Developer and its affiliates, enforceable in accordance with its terms. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated by it, will result in a breach of, or give rise to termination of, or accelerate the performance required by any terms of any agreement to which Developer is a party, or constitute a default thereunder, or result in the creation of any lien, charge or encumbrance upon any of the assets of Developer.

                  11.1.2 Consents. No consent or approval of a third party is required before Developer may enter into this Agreement.

                  11.1.3 Solvency. Developer covenants that it is not insolvent and has sufficient funds on hand at this time and sufficient borrowing capacity with a commercial financial institution to satisfy all of its obligations under this Agreement.

                  11.1.4 No Broker. Developer has not appointed and does not contemplate appointing any broker, agent or other person who would be entitled to a fee or commission upon the execution of this Agreement. Developer agrees to hold BKC safe and harmless from any fee or commission claimed by any person purporting to act for or on Developer's behalf. Nothing in this Agreement shall be construed as prohibiting any party from employing attorneys, accountants or patent or trademark agents to advise and carry out professional services on its behalf.

                  11.1.5 Covenant by Developer. Developer represents that it has had an opportunity to review the form of Franchise Agreement currently being issued to franchisees and Developer hereby covenants that it will not do any act or cause to be done anything inconsistent with the provisions of that Franchise Agreement.

         11.2 BKC's Representations and Covenants.

                  11.2.1 Non-Contravention. This Agreement is a valid and binding obligation of BKC enforceable in accordance with its terms. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated by it, will result in a breach of, or give rise to termination of, or accelerate the performance required by terms of this Agreement or constitute a default thereunder, or result in the creation of any lien, charge or encumbrance upon any of the assets of BKC.

                  11.2.2 Consents. No consent or approval of a third party is required before BKC may enter into this Agreement.

                  11.2.3 No Broker. BKC has not appointed and does not contemplate appointing any broker, agent or other person who would be entitled to a fee or commission upon the execution of this Agreement or the completion of any transactions contemplated by this Agreement. BKC agrees to hold Developer safe and harmless from any fee or commission claimed by any person purporting to act for or on BKC's behalf. Nothing in this Agreement shall be construed as prohibiting any party from employing attorneys, accountants or patent or trademark agents to advise and carry out professional services on its behalf.

                                   ARTICLE XII
                                  SEVERABILITY

         If any of the provisions of this Agreement may be construed in more than one way, one of which would render the provision illegal or otherwise voidable or unenforceable, such provision shall have the meaning which renders it valid and enforceable. The language of all provisions of this Agreement shall be construed according to its fair meaning and not strictly against any party. In the event any court or other government authority shall determine any provision in this Agreement is not enforceable as written, the parties agree that the provision shall be amended so that it is enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought and affords the parties the same basic rights and obligations and has the same economic effect. If any provision in this Agreement is held invalid or otherwise unenforceable by any court or other government authority, such findings shall not invalidate the remainder of the agreement unless in the opinion of such court the effect of such determination has the effect of frustrating the purpose of this Agreement, whereupon BKC shall have the right by notice in writing to the other party to immediately terminate this Agreement.

                                  ARTICLE XIII
                                ENTIRE AGREEMENT

         This Agreement, together with the Application, Franchise Agreement, Management Commitment and Capitalization Plan Forms, and franchise approval letter issued for each Burger King Restaurant to be developed hereunder, embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and cancels and supersedes all prior negotiations, understandings and agreements, written or oral, relating to the development and franchising of Burger King Restaurants at or within the Development Area. The parties acknowledge that they are not relying upon any representation, warranty, condition, agreement or understanding, written or oral, except as herein specified. Neither this Agreement nor any term or provision of it may be changed, waived, discharged, or modified orally. The only changes, waivers, discharges or modifications that will be effective will be those which are in writing, signed by the parties to this Agreement.

                                   ARTICLE XIV
                                     NOTICES

         Any notice, demand, request, consent, approval, designation, specification or other communication given or made, or required to be given or made hereunder, shall be in writing and shall be hand-delivered by courier, delivered by an overnight courier or delivery service or sent by registered mail, postage fully prepaid, to the following addresses:

         If to BKC:          BURGER KING CORPORATION
                             17777 Old Cutler Road
                             Miami, FL  33157
                             Attn:  General Counsel

         If to Developer     BRAVOKILO, INC.
         or Guarantor:       4220 Edison Lakes Park
                             Mishawaka, Indiana 46545
                             Attn: Mr. Daniel Fitzpatrick, President

or to such other address or person as either party may hereafter designate. All such notices shall be effective and deemed delivered upon actual delivery to the above addresses.

                                   ARTICLE XV
                                   NON-WAIVER

         Failure of any party hereto to insist upon strict performance of any of the terms or provisions of this Agreement shall not be deemed a waiver of any subsequent breach or default of the terms or provisions of this Agreement, nor shall acceptance by BKC of any money paid on behalf of Developer under this Agreement or any Franchise Agreement after any breach or default by Developer of any one or more of the terms or provisions of this Agreement or any Franchise Agreement, whether before or after notice to or knowledge of the breach or default by BKC, constitute a waiver by BKC of such breach or default.

                                   ARTICLE XVI
                           HEADINGS AND ARTICLE TITLES

         The headings as to contents of particular articles and paragraphs are inserted only for convenience and reference and are in no way to be construed as part of this Agreement or as a limitation on the scope of any of the terms or provisions of this Agreement.

                                  ARTICLE XVII
                             RELATIONSHIP OF PARTIES

         Nothing in this Agreement shall be construed to make the parties to this Agreement partners, joint venturers, or agents of each other and no fiduciary relationship between the parties exists. Neither the Developer nor the Guarantor shall have any right to bind or obligate BKC in any way nor shall Developer or the Guarantor represent that it has any right to do so.

                                  ARTICLE XVIII
                                 INTERPRETATION

         18.1 Grammar. Unless repugnant to or inconsistent with the context, wherever the singular is used in this Agreement it shall include the plural and vice versa; the masculine shall include the feminine and neuter, and the neuter the masculine and feminine; reference to persons shall include corporations and vice versa.

         18.2 Successors and Assigns. The terms "BKC" and "Developer," shall include their successors in title and assigns; provided, however, that Developer's rights herein are not assignable except as specifically provided in
Section 9.1 of this Agreement.

                                   ARTICLE XIX
                           GOVERNING LAW/JURISDICTION

         19.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         19.2 Jurisdiction. The parties hereto acknowledge and agree that the United States District Court for the Southern District of Florida, or if such court lacks jurisdiction, the 11th Judicial Circuit Court (or its successor) in and for Miami-Dade County, Florida, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising, either directly or indirectly, under or in connection with this Agreement, the Franchise Agreement or related documentation and any other agreement between the parties, and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement, the Franchise Agreement, or related documentation or any other agreement between the parties in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

         19.3 Waiver of Jury Trial. Each party hereto hereby waives the right to trial by jury in any action, suit, proceeding or counterclaim of any kind with respect to the subject matter hereof or otherwise in connection with this Agreement.

         19.4 Attorneys' Fees. The prevailing party in any action with respect to the subject matter hereof or otherwise in connection with this Agreement shall be entitled to recover reasonable costs and expenses (including attorneys' fees and expenses) incurred by it in connection with the proceedings.

                                   ARTICLE XX
                           TRADEMARKS AND TRADE NAMES

         20.1 Disclaimer of Interest. Developer and Guarantor acknowledges that it has no part in the creation or development of the Burger King Marks and disclaims any right or interest therein, or to the goodwill derived therefrom.

         20.2 Notice of Challenge. Developer shall immediately refer to BKC any threat or challenge to the validity, right or usage of the Burger King Marks, or to any of BKC's patents or copyrights. BKC shall be entitled to exercise absolute discretion in deciding what action, if any, should be taken in such matters.

         20.3 No Unauthorized Use. Developer shall not use any names, trademarks or trade names of BKC or any variations or abbreviations thereof in any manner without prior written authorization from BKC.

         20.4 Assistance to BKC. Developer agrees to join and assist in the defense of any action relating to the right to use or the validity of the Burger King Marks, and BKC agrees to indemnify Developer for reasonable costs and expenses reasonably incurred in assisting BKC in defense of such action, provided that BKC shall have the right to select the attorney who will represent Developer in the action. Developer shall not institute any legal action or other kind of proceeding based upon the Burger King Marks without the prior written approval of BKC.

                                   ARTICLE XXI
                                   COMPETITION

         Developer and Guarantor acknowledge and agree that the Burger King System is unique, especially in the areas of building design, food preparation format, service format, menu, training program, store operations and related manuals, bookkeeping and report formats, marketing and advertising formats, and in certain other areas not listed above, and has valuable goodwill which it develops and maintains pertaining to the foregoing. Developer and Guarantor acknowledge that BKC shall make its knowledge and expertise in the above areas available to Developer for use in assisting Developer in connection with successfully operating generally a Burger King Restaurant.

                                  ARTICLE XXII
                                    SURVIVAL

         Except as expressly provided in this Agreement, the termination of this Agreement shall be without prejudice to any rights which shall have accrued to the parties prior to the date of such termination, shall not affect or diminish the binding force or effect of any provision of this Agreement which expressly or by implication shall come into force or continue in force after termination, shall not release the Developer or Guarantor from obligations to pay any sums owed under this Agreement or to pay and Franchise Fees, royalties or other sums to BKC under franchise agreements and other agreements, and shall not terminate any franchise agreements previously entered into between the parties. The obligations of Developer under Articles VIII, X, XI, XVII, XIX, XX, and XXI shall survive the termination of this Agreement. The obligations of the Guarantor under Article XXIII shall survive the termination of this Agreement.

                                  ARTICLE XXIII
                                  THE GUARANTOR

         23.1 Stock Ownership. The Guarantor represents and warrants to BKC that it owns 100% of Developer.

         23.2 Guaranty. Guarantor hereby agrees to unconditionally guaranty the payment and performance of all debts, obligations and liabilities of the Developer to BKC arising pursuant to this Agreement, or any other agreement with BKC relating directly or indirectly to the Burger King Restaurants to be developed and opened pursuant hereto (the "BKC Agreements"), together with all costs of collection, compromise or enforcement, including reasonable attorneys' fees, incurred with respect to any such debts, obligations or liabilities or with respect to this or any other guaranty thereof or any bankruptcy proceeding or other similar action affecting the rights of the Developer's creditors generally (all of the foregoing being referred to collectively as the "Obligations"). This guaranty by the Guarantor shall continue in full force and effect until the Developer has fully paid and performed all of the Obligations. In connection with the guaranties set forth above (collectively, the "Guaranties"), each of the parties to this Agreement hereby agrees as follows:

              (a) The Guaranties shall not be impaired by any modification, supplement, extension or amendment of the BKC Agreements or any of the Obligations, nor by any modification, release or other alteration of any of the Obligations hereby guaranteed, nor by any agreements or arrangements whatever with the Developer or any one else;

              (b) The liability of the Guarantor is primary, direct and unconditional and may be enforced without requiring BKC first to resort to any other right, remedy or security;

              (c) The Guarantor shall have any right of subrogation, reimbursement or indemnity whatsoever, unless and until the Obligations are paid or performed in full;

              (d) If the Guarantor should at any time become insolvent or make a composition, trust mortgage or general assignment for the benefit of creditors, or if a bankruptcy proceeding or any action under a similar law affecting the rights of creditors generally shall be filed or commenced by, against or in respect of the Guarantor, any and all obligations of Guarantor shall, at BKC's option, immediately become due and payable without notice;

              (e) If any payment or transfer to BKC which has been credited against any Obligation, is voided or rescinded or required to be returned by BKC, whether or not in connection with any event or proceeding described in Section 23.2(d), the Guaranties shall continue in effect or be reinstated as though such payment, transfer or recovery had not been made;

              (f) Except as otherwise provided in this Agreement, each of the Guaranties shall be construed as an absolute, unconditional, continuing and unlimited obligation of the Guarantor without regard to the regularity, validity or enforceability of any of the Obligations, and without regard to whether any Obligation is limited, modified, voided, released or discharged in any proceeding under any law affecting the rights of creditors generally;

              (g) Any termination of the Guaranties shall be applicable only to Obligations accruing prior to termination or having their inception after the effective date of such termination and shall not affect Obligations having their inception prior to such date;

              (h) Any and all present and future debts and obligations of the Developer to the Guarantor hereunder are hereby waived and postponed in favor of and subordinated to the full payment and performance of the Obligations; and

              (i) The Guarantor waives to the greatest extent permitted by law: notice of acceptance hereof; presentment and protest of any instrument, and notice thereof; notice of default; notice of foreclosure; notice of any modification, release or other alteration of any of the Obligations or of any security therefor and all other notices to which Guarantor might otherwise be entitled.

         THIS AGREEMENT has been executed by the parties as of the day and year indicated on the first page of this Agreement.


                                           BURGER KING CORPORATION  ("BKC")


                                           By:__________________________________
                                                       Vice President

                                           Attest:______________________________
                                                       Assistant Secretary


                                           BRAVOKILO, INC.


                                           By:__________________________________


                                           Attest:______________________________
                                                          (DEVELOPER)


                                           QUALITY DINING, INC.


                                           By:__________________________________


                                           Attest:______________________________
                                                          (GUARANTOR)

                                   EXHIBIT "A"

                         DESCRIPTION OF DEVELOPMENT AREA


The "Development Area" shall be comprised of the following counties in Michigan, Indiana and Ohio:

-    Berrien County, Michigan
-    Cass County, Michigan
-    Van Buren County, Michigan
-    La Porte County, Indiana
-    St. Joseph County, Indiana
-    Elkhart County, Indiana
-    La Grange County, Indiana
-    Starke County, Indiana
-    Marshall County, Indiana
-    Kosciusko County, Indiana
-    Pulaski County, Indiana
-    Fulton County, Indiana
-    Steuben County, Indiana
-    Noble County, Indiana
-    De Kalb County, Indiana
-    Whitley County, Indiana
-    Allen County, Indiana
-    Wabash County, Indiana
-    Huntington County, Indiana
-    Wells County, Indiana
-    Adams County, Indiana
-    Jay County, Indiana
-    Paulding County, Ohio
-    Van Wert County, Ohio
-    City Limits of Winchester, Indiana

                                   EXHIBIT "B"

                LIST OF OUTSTANDING TRAS IN THE DEVELOPMENT AREA


   FRANCHISEE                                           TARGET LOCATION
   ----------                                           ---------------
Tiederman/Dankert                          US-31 & State Road, 25, Rochester, IN

                                   EXHIBIT "C"

                   DEVELOPMENT UNITS AND DEVELOPMENT SCHEDULE

DEVELOPMENT UNITS

The Development Units credited to the Developer pursuant to the terms and conditions set forth in Article III shall be as follows:

1.       If the Restaurant is a Traditional Burger
         King Restaurant (as defined below):              1        Unit

2.       If the Restaurant is an In-Line Burger
         King Restaurant (as defined below):              1        Unit


3.       If the Restaurant is located in a Co-Branded
         Unit (as defined below)                          1        Unit

DEFINITIONS

1. The term "Traditional Burger King Restaurant" means a freestanding building, or retail space within a building, with an area of 2,000 square feet or more.

2. The term "In-Line Burger King Restaurant" means a freestanding building, or retail space within a building, with an area of 2,000 square feet or more.

3. The term "Co-Branded Unit" means one or more business concepts, such as retail gas stations, food service, convenience stores or similar facilities, which are located at the premises where a Burger King restaurant is located and operated.

DEVELOPMENT SCHEDULE

              (a) During Year 1 (October 1, 2000 to September 30, 2001), one (1) Development Unit opened by June 30, 2001 and one (1) Development Unit opened by September 30, 2001 within the Development Area.

              (b) During Year 2 (October 1, 2001 to August 31, 2002), two (2) Development Units opened by June 30, 2002 and one (1) Development Unit opened by August 31, 2002 within the Development Area for a cumulative total of five (5) Development Units.

              (c) During Year 3 (September 1, 2002 to June 30, 2003), three (3) Development Units opened by June 30, 2003 within the Development Area for a cumulative total of eight (8) Development Units.

              (d) During Year 4 (July 1, 2003 to June 30, 2004), four (4) Development Units opened by June 30, 2004 within the Development Area for a cumulative total of twelve (12) Development Units.